Exhibit 99.1

For Immediate Release

NR 10-0804

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
Paul.Gennaro@aecom.com

AECOM reports 56 cents EPS for third quarter of fiscal year 2010

•                  Diluted earnings per share for the third quarter increased 24% year over year to 56 cents.

•                  Net income from continuing operations for third quarter increased 30% year over year to $65 million.

•                  Operating income for the third quarter increased 26% year over year to $93 million.

•                  Revenue, net of other direct costs, for the third quarter increased 9% year over year to $1.1 billion.

•                  Revenue for third quarter increased 6% year over year to $1.6 billion.

•                  Backlog at June 30, 2010, increased 4% year over year to $9.7 billion.

LOS ANGELES (Aug. 5, 2010) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the third quarter of fiscal year 2010, which ended June 30, 2010.

AECOM reported net income of $65 million for the third quarter, or diluted earnings per share (EPS) of 56 cents.  These results represent an increase of 30% over net income of $50 million — and an increase of 24% over diluted EPS of 45 cents — for the same period last year.  Operating income for the third quarter increased to $93 million, 26% higher than the same period last year.  For year-to-date fiscal year 2010, AECOM reported net income of $169 million and operating income of $242 million, an increase of 28% and 14%, respectively, compared to the same period last year.

Third-quarter revenue increased to $1.6 billion, 6% higher than the third quarter of fiscal year 2009.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.

AECOM’s third-quarter revenue, net of other direct costs, increased to $1.1 billion, 9% higher than the same period last year. For year-to-date fiscal year 2010, AECOM reported revenue of $4.7 billion and revenue, net of other direct costs of $3.1 billion, an increase of 5% and 9%, respectively, compared to the same period last year.

“Our efforts to leverage AECOM’s market and geographic diversification — as well as a growth model that balances organic and acquisitive growth — have served us well, as we continue to deliver industry-leading performance,” said John M. Dionisio, AECOM president and chief executive officer.

“The trajectory of our organic growth, which improved five percentage points over the second quarter, combined with the four acquisitions that we have announced since May reflect our ability to execute our growth strategy.  Our acquisitions of INOCSA; Tishman and Davis Langdon; and McNeil Technologies strengthen our positions in high speed rail, turnkey construction services and intelligence services for the U.S. government, respectively — all high-growth, higher-margin markets,” Dionisio said.  “In total, these acquisitions are expected to add approximately $1.7 billion in annual gross revenue and 5,800 employees to our growing enterprise.”

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Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the third quarter of fiscal year 2010, the PTS segment reported revenue of $1.34 billion and operating income of $108 million, compared to revenue of $1.26 billion and operating income of $81 million for the same period during fiscal year 2009.  This represents a 7% increase in revenue and a 34% increase in operating income year over year.  PTS revenue, net of other direct costs, increased 8% year over year to $1.0 billion.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the third quarter of fiscal year 2010, the MSS segment reported revenue of $297 million and operating income of $13 million, compared to revenue of $286 million and operating income of $13 million for the same period during fiscal year 2009.  This represents a 4% increase in revenue and a 2% decrease in operating income year over year.

Backlog

AECOM announced backlog totaling $9.7 billion at June 30, 2010, a 4% increase year over year.

Balance Sheet

At June 30, 2010, the company had $294 million of total cash and cash equivalents, $189 million of debt and $600 million in committed bank facilities with $439 million in unused capacity. Subsequent to the close of the quarter, the company announced the issuance of $250 million of senior notes for general corporate purposes, including acquisitions.

Outlook

“During the third quarter of fiscal year 2010, we continued to execute our growth strategy, resulting in a 30% year-over-year increase in net income,” said Michael S. Burke, AECOM executive vice president and chief financial officer. “Our PTS wins during the quarter improved by $250 million and our MSS opportunities remain strong, with nearly $7 billion of proposals currently under evaluation.  Based on our results through the third quarter of the fiscal year, we are maintaining our EPS guidance for fiscal year 2010 in the range of $1.97 to $2.05 — which at the midpoint of the range, represents annual growth of 18%.”

AECOM is hosting a conference call on Aug. 5, 2010, at 11 a.m. EDT, during which management will make a brief presentation on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.  Those wishing to dial in to the call via telephone can do so at (866) 788-0539 or (857) 350-1677 and providing the passcode 75099755.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 46,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.3 billion during the 12-month period ended June 30, 2010.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenue	$1,635,183	$1,541,289	$4,717,133	$4,491,975
Other direct costs	572,519	570,654	1,640,279	1,664,289
Revenue, net of other direct costs (non-GAAP)	1,062,664	970,635	3,076,854	2,827,686
Cost of revenue, net of other direct costs	947,599	883,118	2,770,917	2,571,629
Gross profit	115,065	87,517	305,937	256,057

Equity in earnings of joint ventures	5,941	6,153	13,770	16,793
General and administrative expenses	28,327	20,071	78,090	61,248
Income from operations	92,679	73,599	241,617	211,602

Other income (expense)	(253)	3,248	3,280	(2,958)
Interest income (expense), net	(1,126)	(2,617)	(4,486)	(8,134)
Income from continuing operations before income tax expense	91,300	74,230	240,411	200,510

Income tax expense	22,665	21,187	60,178	57,078

Income from continuing operations	68,635	53,043	180,233	143,432

Discontinued operations, net of tax	—	1,118	(77)	2,810

Net income	68,635	54,161	180,156	146,242

Noncontrolling interest in income of consolidated subsidiaries, net of tax	(3,793)	(3,040)	(11,043)	(10,818)

Net income attributable to AECOM	$64,842	$51,121	$169,113	$135,424

Net income allocation:
Preferred stock dividend	$34	$34	$104	$105
Net income available for common stockholders	64,808	51,087	169,009	135,319
Net income attributable to AECOM	$64,842	$51,121	$169,113	$135,424

Net income attributable to AECOM per share:
Basic
Continuing operations	$0.57	$0.45	$1.49	$1.24
Discontinued operations	—	0.01	(0.01)	0.03
	$0.57	$0.46	$1.48	$1.27

Diluted
Continuing operations	$0.56	$0.45	$1.47	$1.22
Discontinued operations	—	0.01	—	0.03
	$0.56	$0.46	$1.47	$1.25

Weighted average shares outstanding:
Basic	114,539	109,872	113,831	106,955
Diluted	115,620	111,515	115,054	108,761

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	June 30, 2010	September 30, 2009
Balance Sheet Information:
Cash and cash equivalents	$293,882	$290,777
Working capital	811,462	657,796
Working capital, net of cash and cash equivalents	517,580	367,019
Total debt	188,791	171,209
Total assets	3,999,840	3,789,881
Total stockholders’ equity	1,970,694	1,729,718

	Nine Months Ended
	June 30, 2010	June 30, 2009
Cash Flow Information:
Net cash provided by operating activities	$43,749	$107,866

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended June 30, 2010
Revenue	$1,337,803	$297,380	$—	$1,635,183
Other direct costs	372,683	199,836	—	572,519
Revenue, net of other direct costs (non-GAAP)	965,120	97,544	—	1,062,664
Cost of revenue, net of other direct costs	859,187	88,412	—	947,599
Gross profit	105,933	9,132	—	115,065
Equity in earnings of joint ventures	2,237	3,704	—	5,941
General and administrative expenses	—	—	28,327	28,327
Income from operations	$108,170	$12,836	$(28,327)	$92,679

Gross profit as a % of revenue	7.9%	3.1%	—	7.0%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	11.0%	9.4%	—	10.8%

Three Months Ended June 30, 2009
Revenue	$1,255,039	$286,250	$—	$1,541,289
Other direct costs	358,024	212,630	—	570,654
Revenue, net of other direct costs (non-GAAP)	897,015	73,620	—	970,635
Cost of revenue, net of other direct costs	819,830	63,288	—	883,118
Gross profit	77,185	10,332	—	87,517
Equity in earnings of joint ventures	3,397	2,756	—	6,153
General and administrative expenses	—	—	20,071	20,071
Income from operations	$80,582	$13,088	$(20,071)	$73,599

Gross profit as a % of revenue	6.2%	3.6%	—	5.7%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.6%	14.0%	—	9.0%

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Nine Months Ended June 30, 2010
Revenue	$3,859,190	$857,943	$—	$4,717,133
Other direct costs	1,044,232	596,047	—	1,640,279
Revenue, net of other direct costs (non-GAAP)	2,814,958	261,896	—	3,076,854
Cost of revenue, net of other direct costs	2,541,919	228,998	—	2,770,917
Gross profit	273,039	32,898	—	305,937
Equity in earnings of joint ventures	6,527	7,243	—	13,770
General and administrative expenses	—	—	78,090	78,090
Income from operations	$279,566	$40,141	$(78,090)	$241,617

Gross profit as a % of revenue	7.1%	3.8%	—	6.5%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	9.7%	12.6%	—	9.9%

Contracted backlog	$4,973,783	$506,293	$—	$5,480,076
Awarded backlog	3,342,961	838,873	—	4,181,834
Total Backlog	$8,316,744	$1,345,166	$—	$9,661,910

Nine Months Ended June 30, 2009
Revenue	$3,724,520	$767,455	$—	$4,491,975
Other direct costs	1,080,460	583,829	—	1,664,289
Revenue, net of other direct costs (non-GAAP)	2,644,060	183,626	—	2,827,686
Cost of revenue, net of other direct costs	2,419,260	152,369	—	2,571,629
Gross profit	224,800	31,257	—	256,057
Equity in earnings of joint ventures	9,783	7,010	—	16,793
General and administrative expenses	—	—	61,248	61,248
Income from operations	$234,583	$38,267	$(61,248)	$211,602

Gross profit as a % of revenue	6.0%	4.1%	—	5.7%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.5%	17.0%	—	9.1%

Contracted backlog	$4,660,168	$445,510	$—	$5,105,678
Awarded backlog	3,845,985	296,880	—	4,142,865
Total Backlog	$8,506,153	$742,390	$—	$9,248,543

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